SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]     Preliminary Proxy Statement              [   ]   Confidential, for Use
[  ]    Definitive Proxy Statement                       of the Commission Only
[  ]    Definitive Additional Materials                  (as permitted by
[  ]    Soliciting Material Pursuant to                  Rule 14a-6(e)(2))
        (ss.)240.14a-11(c) or (ss.)240.14a-12

                                SYSCO CORPORATION
                (Name of Registrant as Specified In Its Charter)

                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1) Title of each class of securities to which transaction applies:
      2) Aggregate number of securities to which transaction applies:
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
      4) Proposed maximum aggregate value of transaction: 5) Total fee paid:

[_]   Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)          Amount Previously Paid:
      2)          Form, Schedule or Registration Statement No.:
      3)          Filing Party:
      4)          Date Filed:

847948v13

                                     [LOGO]

                                SYSCO CORPORATION
                              1390 ENCLAVE PARKWAY
                            HOUSTON, TEXAS 77077-2099

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD NOVEMBER 5, 1999

To the Stockholders of SYSCO Corporation:

          We are giving notice that the Annual Meeting of Stockholders of SYSCO Corporation, a Delaware corporation, will be held November 5, 1999 at 10:00 a.m. at the Omni Houston Hotel located at Four Riverway, Houston, Texas 77056-1999 for the following purposes:

         A.       To elect five directors.

         B. To approve the adoption of an amendment to SYSCO's Restated Certificate of Incorporation to increase the shares of common stock that SYSCO will have the authority to issue to one billion (1,000,000,000) shares.

          C. To transact such other business as may properly come before the meeting or any adjournment thereof.

          Only common stockholders of record on the books of SYSCO at the close of business on September 10, 1999 will be entitled to vote at the annual meeting.

          We hope you will be able to attend the annual meeting in person, but if you cannot attend, please vote your shares by telephone, by the Internet or by returning the enclosed proxy card promptly in order that your vote may be cast at the annual meeting.



                                        By order of the Board of Directors

                                        /s/ Bill M. Lindig

                                        BILL M. LINDIG
                                        Chairman of the Board




 September __, 1999


A copy of the Annual Report of SYSCO Corporation for the fiscal year ended July 3, 1999, containing financial statements, is enclosed.

                                SYSCO CORPORATION
                              1390 ENCLAVE PARKWAY
                            HOUSTON, TEXAS 77077-2099

                       1999 ANNUAL MEETING OF STOCKHOLDERS

                                 PROXY STATEMENT

                                                              September __, 1999

INFORMATION ABOUT ATTENDING THE ANNUAL MEETING

Our annual meeting will be held on Friday, November 5, 1999 at 10:00 a.m. at the Omni Houston Hotel located at Four Riverway, Houston, Texas 77056-1999.

INFORMATION ABOUT THIS PROXY STATEMENT

We sent you these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the annual meeting. On September 24, 1999, we began mailing these proxy materials to all stockholders of record at the close of business on September 10, 1999.

WHO CAN VOTE

If you owned shares at the close of business on September 10, 1999, you are entitled to vote. You are entitled to one vote for each share you owned on that date on each matter presented at the annual meeting.

On September 1, 1999, there were 330,390,755 shares of common stock outstanding. We do not know of any person or group who owned more than 5% of our common stock as of this date. All of our directors and officers (24 persons) owned 3,137,727 shares, which is approximately 1% of our outstanding stock as of September 1, 1999. We expect that all officers and directors will vote their shares in favor of the five nominees named below and in favor of the amendment to our Restated Certificate of Incorporation to increase the authorized number of shares of common stock to one billion (1,000,000,000) shares.

HOW TO VOTE

You may vote your shares by either one of the following:

o        in person at the annual meeting;
o        by telephone;
o        by Internet; or
o        by mail by signing, dating and mailing the enclosed proxy card.

If you vote by proxy, the individuals named on the card (your proxies) will vote your shares in the manner you indicate.

You may specify whether your shares should be voted for all, some or none of the nominees for director and whether your shares should be voted for or against the adoption of an amendment to SYSCO's Restated Certificate of Incorporation. If you sign and return the card without indicating your instructions, your shares will be voted for:

o        the election of the five nominees for directors; and

o the amendment to SYSCO's Restated Certificate of Incorporation to increase the total number of authorized shares of common stock to one billion shares.

If your shares are not registered in your own name and you plan to attend the annual meeting and vote your shares in person, you should contact your broker or agent in whose name your shares are registered to obtain a broker's proxy card and bring it to the annual meeting in order to vote.

HOW TO REVOKE OR CHANGE YOUR VOTE

You may revoke or change your proxy at any time before it is exercised by:

o writing to SYSCO's Corporate Secretary in time for her to receive it before the annual meeting; o voting again by telephone, Internet or mail; or o voting in person at the annual meeting.

Your last vote that we receive will be the vote that is counted.

QUORUM REQUIREMENT

A quorum is necessary to hold a valid meeting. A quorum will exist if stockholders entitled to cast at least 35% of all the votes entitled to be cast at the meeting are present in person or by proxy. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matter on the proxy card but not on others because the broker does not have the authority to do so.

VOTES NECESSARY FOR ACTION TO BE TAKEN

Five directors will be elected at the meeting by a plurality of all the votes cast at the meeting, meaning that the five nominees for director with the most votes will be elected. The affirmative vote of a majority of all of the outstanding shares of common stock is required to approve the amendment to SYSCO's Restated Certificate of Incorporation to increase the number of authorized shares of common stock. Abstentions and broker non-votes will have the effect of a "no" vote on the proposed amendment to SYSCO's Restated Certificate of Incorporation and will have no effect on the vote on the election of directors.

WHO WILL COUNT VOTES

We will select one or more Inspectors of Election who will determine the number of shares of voting stock outstanding, the voting power of each, the number of shares represented at the annual meeting, the existence of a quorum and whether or not proxies are valid and effective.

The Inspectors of Election will determine any challenges and questions arising in connection with the right to vote and will count all votes cast for and against and any abstentions with respect to all proposals and will determine the results of each vote.

COST OF PROXY SOLICITATION

We will pay the cost of solicitation of proxies including preparing, printing and mailing this proxy statement. We will authorize banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of proxy materials and will reimburse them for their costs in sending the materials.

We have retained Kissel-Blake Inc. to help us solicit proxies from these nominees and certain individual stockholders, in writing or by telephone, at an estimated fee of $8,000 plus reimbursement for their expenses.

OTHER MATTERS

The Board of Directors does not know of any other matter that will be presented at the annual meeting other than the proposals discussed in this proxy statement. However, if any other matter properly comes before the annual meeting, your proxies will act on such matter in their best judgment.

We will furnish a copy of this year's Annual Report on Form 10-K without charge upon your written request if you are a record or beneficial owner of Common Stock whose proxy we are soliciting in connection with the 1999 Annual Meeting of Stockholders. Please address requests for a copy of the Annual Report to the Investor Relations Department, Sysco Corporation, 1390 Enclave Parkway, Houston, Texas 77077-2099.

Your vote is very important. If you do not expect to attend the annual meeting in person, please vote your shares by telephone, by the Internet or by promptly signing, dating and returning the enclosed proxy card in the enclosed postage paid envelope.


                              ELECTION OF DIRECTORS
                          ITEM NO. 1 ON THE PROXY CARD

         We will elect five directors. Our bylaws provide for the election of directors for staggered terms, with each director serving a three-year term. The Board of Directors has nominated the following five directors for three-year terms of office:

o        John W. Anderson
o        Judith B. Craven
o        Bill M. Lindig
o        Richard G. Merrill
o        Phyllis S. Sewell

         The remaining ten persons named in the table set forth on page ____ will continue in office for the terms which expire at the annual meeting in the years opposite their names.

         Management recommends that the first five nominees named below be elected to the Board of Directors for three-year terms of office. The five nominees have consented to being named in this proxy statement and to serve if elected. Unless you direct otherwise on your proxy form, the proxyholders intend to vote in favor of electing Mr. Anderson, Dr. Craven, Mr. Lindig, Mr. Merrill and Ms. Sewell as directors for three-year terms of office and until their respective successors are elected.

Director Biographies

         The five members of our Board of Directors who are nominees for election at the 1999 annual meeting have provided the following information:

John W. Anderson, 67, has served as a director of SYSCO since 1981. Mr. Anderson is retired, having formerly served as the Vice President of Customer Services of Southwestern Bell Telephone Company.

Judith B. Craven, 53, has served as a director of SYSCO since 1996. She retired in October 1998 as President of the United Way of the Texas Gulf Coast, where she had served in that capacity since July 1992. Dr. Craven is also a director of A.H. Belo Corporation, Compaq Corporation, Luby's Cafeterias, Inc. and the Houston Branch, Federal Reserve Bank of Dallas.

Bill M. Lindig, 62, has served as a director of SYSCO since 1983. Mr. Lindig has been the Chairman and Chief Executive Officer of SYSCO since January 1999 and is a member of the Executive Committee. From January 1995 to December 1998, he was President and Chief Executive Officer of SYSCO. Mr. Lindig also serves as a director of Burlington Northern Santa Fe Corporation.

Richard G. Merrill, 68, has served as a director of SYSCO since 1983. Currently retired, he formerly served as Executive Vice President of The Prudential Insurance Company of America. Mr. Merrill is also a director of W.R. Berkley Corporation. Mr. Merrill is a member of the Executive Committee.

Phyllis S. Sewell, 68, has served as a director of SYSCO since 1991. Mrs. Sewell, currently retired, formerly served as Senior Vice President of Federated Department Stores, Inc. Mrs. Sewell is also a director of Pitney Bowes Inc. and Lee Enterprises, Inc.

         The ten members of our Board of Directors whose terms of office extend beyond the 1999 annual meeting have provided the following information:

Gordon M. Bethune, 58, was elected by the board as a director of SYSCO in September 1998. Mr. Bethune is Chairman of the Board and Chief Executive Officer of Continental Airlines, Inc. and has served in that capacity since 1996. Prior to joining Continental Airlines in 1994 as President and Chief Operating Officer, he was Vice President and General Manager of the Renton Division of the Commercial Airline Group of Boeing Corporation. Mr. Bethune is also a director of Honeywell, Inc.

Colin G. Campbell, 63, has served as a director of SYSCO since 1989. Mr. Campbell is the President of Rockefeller Brothers Fund, a private philanthropic foundation, and also serves as a director of Pitney Bowes Inc., HSB Group and Rockefeller Financial Services, Inc. Mr. Campbell is a member of the Executive Committee.

Charles H. Cotros, 62, has served as a director of SYSCO since 1985. Mr. Cotros serves as President and Chief Operating Officer of SYSCO and is a member of the Executive Committee. Mr. Cotros also serves as a director of Metamor Worldwide, Inc.

Frank A. Godchaux III, 72, has served as a director of SYSCO since 1987. Mr. Godchaux is the Chairman of the Board of Directors of Riviana Foods Inc., a food manufacturer.

Jonathan Golden, 62, has served as a director of SYSCO since 1984. Mr. Golden is a partner of Arnall Golden & Gregory, LLP, counsel to SYSCO. He is a member of the Executive Committee. Mr. Golden also serves as a director of The Profit Recovery Group International, Inc.

Frank H. Richardson, 66, has served as a director of SYSCO since 1993. Mr. Richardson served as President and Chief Executive Officer of Shell Oil Company until his retirement in 1993.

Richard J.  Schnieders,  51, has served as a director of SYSCO  since 1997.  Mr.
Schnieders was elected Executive Vice President, Foodservice Operations in January 1999 after previously serving as Senior Vice President, Merchandising Services and Multi-Unit Sales since 1997. He is a member of the Executive Committee. Mr. Schnieders also serves as a director of Aviall, Inc.

Arthur J. Swenka, 62, has served as a director of SYSCO since 1994. Mr. Swenka was elected Senior Vice President, Operations of SYSCO in December 1994. Previously, Mr. Swenka had served since 1984 as President and Chief Executive Officer of Nobel/SYSCO Food Services Company.

Thomas B. Walker, Jr., 75, has served as a director of SYSCO since 1970. Mr. Walker is a limited partner of The Goldman Sachs Group, L.P. and is a director of Riviana Foods Inc. and NCH Corp. Mr. Walker is a member of the Executive Committee.

John F. Woodhouse, 68, has served as a director and officer of SYSCO since its formation in 1969. Mr. Woodhouse is Senior Chairman of the Board of Directors of SYSCO. From 1985 until November 1994, Mr. Woodhouse served as Chairman and Chief Executive Officer of SYSCO. He also serves as a director of Shell Oil Company. Mr. Woodhouse is Chairman of the Executive Committee.

         Unless otherwise noted, the persons named above have been engaged in the principal occupations shown for the past five years or longer.

         Although management does not contemplate the possibility, in the event any nominee is not a candidate or is unable to serve as a director at the time of the election, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy.

Director Stock Ownership

         The information below provides the name of each nominee, the name of the other directors, the term of office for which the nominee stands to be elected, and the remaining terms of office of each other director, the number of shares of common stock that each nominee and director (and all directors and executive officers as a group) beneficially owns directly or indirectly as of the close of business on September 1, 1999 (according to information received by SYSCO) and the percentage of outstanding shares of common stock such ownership represented at September 1, 1999.


                                                                                    Shares of
                                                                                   Common Stock
                                                                                   Beneficially
                                                                 Current           Owned as of            Percent of
                                                                   Term           September [1],         Outstanding
                                                                 Expires           1999 (1)(2)           Shares (3)
        Name                                                  _____________     __________________    _________________
        ----

        Directors Standing for Election for Three-Year
        Terms of Office
           John W. Anderson .........................              1999               24,105                *
           Judith B. Craven..........................              1999                2,400                *
           Bill M. Lindig............................              1999              858,905 (4)            *
           Richard G. Merrill........................              1999               28,370                *
           Phyllis S. Sewell.........................              1999               16,000                *

        Directors with Continuing Terms
           Charles H. Cotros.........................              2000              349,175                *
           Jonathan Golden...........................              2000               54,000 (5)            *
           Richard J. Schnieders.....................              2000              106,088                *
           Arthur J. Swenka..........................              2000              137,666                *
           Thomas B. Walker, Jr......................              2000              219,200                *
           Gordon M. Bethune.........................              2001                2,000                *
           Colin G. Campbell.........................              2001                8,000                *
           Frank A. Godchaux III.....................              2001               60,000 (6)            *
           Frank H. Richardson.......................              2001               14,500                *
           John F. Woodhouse.........................              2001            1,257,318                *
        All Executive Officers and Directors as a Group
        (24 Persons)(7)(8)...........................                              3,137,727                1.0%

----------

*  Less than 1% of outstanding shares, after rounding.

(1) Includes shares of common stock owned by the spouses and/or dependent children of each of the following named individuals: Colin G. Campbell, 1,000 shares; Frank A. Godchaux III, 12,000 shares; Richard
          J. Schnieders, 21,536 shares; and Arthur J. Swenka, 466 shares. Also includes an additional 42,459 shares owned by the spouses and/or dependent children of current executive officers.

(2) Includes options to acquire an aggregate 95,829 shares of common stock which are presently exercisable or will become exercisable within 60 days after the date of this proxy statement as follows: John W. Anderson, 2,667 shares; Colin G. Campbell, 4,000 shares; Charles H. Cotros, 13,334 shares; Frank A. Godchaux III, 4,000 shares; Jonathan Golden, 4,000 shares; Bill M. Lindig, 20,000 shares; Richard G. Merrill, 4,000 shares; Frank H. Richardson, 4,000 shares; Richard J. Schnieders, 16,000 shares; Phyllis S. Sewell, 4,000 shares; Arthur J. Swenka, 2,494 shares; Thomas B. Walker, Jr., 4,000 shares; and John F. Woodhouse, 13,334 shares.

(3)       Rounded to the nearest 1/10 of one percent.

(4) Includes 92,600 shares held by trusts of which Mr. Lindig's wife is co-trustee.

(5)       Includes 40,000 shares held by a trust created under the estate of Sol
          I. Golden, of which Mr. Golden is a co-trustee.

(6) Includes 20,000 shares held by Riviana Foods Inc. of which Mr. Godchaux and his wife are affiliates.

(7) Includes options to acquire 254,168 shares of common stock which are presently exercisable or will become exercisable within 60 days after the date of this proxy statement held by current executive officers other than as set forth in note (2) above.

(8) As of September 1, 1999, Thomas E. Lankford, Executive Vice President, Merchandising and Multi-Unit Sales and an executive named in the Summary Compensation Table on page __ , beneficially owned 294,444 shares of common stock, constituting less than .09% of the outstanding shares of SYSCO common stock. Mr. Lankford's ownership includes options to acquire 27,320 shares of common stock which are presently exercisable or will become exercisable within 60 days after the date of this proxy statement.

Director Compensation

   Fees

          We pay non-employee directors $50,000 per year plus reimbursement of expenses for all services as a director, including committee participation or special assignments. These directors may defer their annual retainer, which earns interest until their retirement from the Board or until the occurrence of certain other events. The current rate of interest in effect is 7.87% per year. Messrs. Bethune, Godchaux, Golden, Merrill and Walker and Mrs. Sewell elected to defer their annual compensation for fiscal 1999.

   Directors Stock Option Plan

         In May 1998, the Board of Directors adopted and our stockholders subsequently approved the SYSCO Non-Employee Directors Stock Plan. Under this plan, non-employee directors receive:

o a one-time retainer stock award of 2,000 shares of common stock when first elected as a non-employee director; and

o an automatic grant of options to purchase 4,000 shares of common stock each year if our earnings per share for the previous year increased by 10% or more as compared to the prior year.

         In order for the annual options to vest and become exercisable, rigorous performance goals must be met during the five-year period after we issue the options. If the options do not vest during the five-year period after they are issued, the options will nonetheless vest six months before the expiration of the ten-year life of the grant if the director is still serving on the Board. During fiscal 1999, we granted options to purchase an aggregate of 40,000 shares under this plan to ten non-employee directors.

         Additionally, this plan permits each non-employee director to elect to receive up to one-half of his or her annual retainer in common stock in which case we will provide a matching grant of 50% of the number of shares received as a portion of the retainer. Messrs. Anderson, Bethune, Campbell, Godchaux, Golden, Merrill, Richardson, Walker and Mrs. Sewell made this election during fiscal 1999.

         No other compensation was paid for services as a director during the fiscal year ended July 3, 1999.


                   BOARD MEETINGS AND COMMITTEES OF THE BOARD

         The Board of Directors held five meetings during fiscal 1999 and all directors, except for Messrs. Bethune and Walker and Dr. Craven, attended 75% or more of the aggregate of:

o        the total number of meetings of the Board of Directors, and

o the total number of meetings held by all committees of the Board on which he or she served during fiscal 1999.

         The Nominating Committee held three meetings during fiscal 1999. The function of the Nominating Committee is to propose directors, Board Committee members and officers for election or reelection. The members of our Nominating Committee are:

o        Jonathan Golden (Chairman);
o        Colin G. Campbell;
o        Frank A. Godchaux III;
o        Richard G. Merrill;
o        Frank H. Richardson;
o        Phyllis S. Sewell ; and
o        Thomas B. Walker, Jr.


         The Compensation and Stock Option Committee held five meetings during fiscal 1999. The function of the Compensation Committee is to consider the annual compensation of directors and officers for recommendation to the Board of Directors, to oversee the administration of SYSCO's 1995 Management Incentive Plan, the 1991 Stock Option Plan and the Split Dollar Life Insurance Plan and to provide guidance in the area of employee benefits, including retirement plans and group insurance. The members of our Compensation and Stock Option Committee are:

o        Richard G. Merrill (Chairman);
o        John W. Anderson;
o        Gordon M. Bethune;
o        Colin G. Campbell;
o        Judith B. Craven;
o        Frank H. Richardson; and
o        Phyllis S. Sewell.

         The Audit Committee held four meetings during fiscal 1999. This committee reviews and reports to the Board with respect to various auditing and accounting matters, including recommendations of the selection of our independent public accountants, the scope of the audit procedures, the nature of the services to be performed, the fees to be paid to the independent public accountants, the performance of our independent public accountants and our accounting practices. The members of our Audit Committee are:

o        Colin G. Campbell (Chairman);
o        John W. Anderson;
o        Gordon M. Bethune;
o        Judith B. Craven;
o        Frank A. Godchaux III;
o        Richard G. Merrill;
o        Frank H. Richardson;
o        Phyllis S. Sewell; and
o        Thomas B. Walker, Jr.



                              CERTAIN RELATIONSHIPS

         Mr. Godchaux is chairman of Riviana Foods Inc., a food products company which had sales to SYSCO or its wholly owned subsidiaries of approximately $438,000 during fiscal 1999. We believe that the terms of these transactions were fair and no less favorable to us than those available from other suppliers.

         Mr. Golden is the sole stockholder of Jonathan Golden, P.C., a partner in the law firm of Arnall Golden & Gregory, LLP, Atlanta, Georgia, counsel to SYSCO. We believe that the fees paid to this firm were fair and reasonable in view of the level and extent of services rendered.

         PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION
                          ITEM NO. 2 ON THE PROXY CARD

         The Board of Directors has proposed a resolution amending Article Fourth, Section A, of our Restated Certificate of Incorporation to increase the total number of shares of common stock which we have authority to issue from five hundred million (500,000,000) shares to one billion (1,000,000,000) shares, $1.00 par value.

          The authorized shares of common stock were last increased by the stockholders at the 1990 annual meeting when the number of shares was increased from 200,000,000 shares to 500,000,000 shares. We currently have 1,500,000 authorized shares of Preferred Stock, 450,000 of which have been designated as "Series A Junior Participating Preferred Stock." No shares of Preferred Stock are currently outstanding. As of September 1, 1999, of the 500,000,000 shares of common stock which we are authorized to issue, 330,390,755 issued and outstanding (excluding 52,196,695 shares which were held by SYSCO as treasury stock) and an aggregate of 37,610,046 shares were reserved for issuance under existing benefit plans and in connection with certain completed acquisitions.

         The Board believes that the amendment is necessary to ensure that we will have sufficient authorized shares available to meet our ongoing business needs and to take advantage of future corporate opportunities. There are no present plans to issue any of the proposed additional authorized shares of common stock. Further stockholder authorization would not be necessary prior to any such issuance, except for certain situations where stockholder approval may be required under the New York Stock Exchange rules or Delaware law.

         Under our Restated Certificate of Incorporation, holders of stock are not entitled to preemptive rights.

         The affirmative vote of a majority of the outstanding shares of common stock entitled to vote is required to adopt the proposed amendment. If this proposal is adopted, Article Fourth, Section A, will read as follows:

                  "FOURTH: A. The total number of shares of stock which the corporation shall have authority to issue is One Billion One Million Five Hundred Thousand (1,001,500,000) shares, consisting of One Million Five Hundred Thousand (1,500,000) shares of Preferred Stock with a par value of One ($1.00) Dollar each, and One Billion (1,000,000,000) shares of Common Stock with a par value of One ($1.00) Dollar each. The corporation may issue fractional shares of stock, which will be entitled to proportionate dividends, voting and liquidation rights."

         The Board of Directors has unanimously approved the amendment and recommends a vote FOR the proposed amendment to our Restated Certificate of Incorporation.

                             EXECUTIVE COMPENSATION
                 COMPENSATION AND STOCK OPTION COMMITTEE REPORT

         This report documents the components of SYSCO's compensation programs for its executive officers and describes the basis on which fiscal 1999 compensation determinations were made with respect to the executive officers of SYSCO, including Mr. Lindig, the Chief Executive Officer. All fiscal 1999 compensation decisions with respect to base salaries, annual incentive compensation and all option grants under the 1991 Stock Option Plan were made by the Compensation and Stock Option Committee (the "Committee").

Overall Executive Compensation Philosophy

         Since Sysco became a publicly held corporation in 1970, we have always directly linked the compensation of executive officers to Sysco's performance. Specifically, the Committee has tied the level of SYSCO's executive compensation to increases in SYSCO's earnings and return on shareholders' equity. We have accomplished this through the following means:

o A "pay-for-performance" orientation based upon SYSCO performance for corporate officers (other than senior vice presidents, operations) and a combination of operating company and SYSCO performance for corporate senior vice presidents, operations and operating company senior management;

o        Competitive base salaries;

o Potentially significant annual incentive bonuses under SYSCO's management incentive plan; o The issuance of performance-based stock options; and o Customary benefits, including a supplemental executive retirement plan.

         The factors and criteria upon which the determination of the fiscal 1999 compensation of Mr. Lindig, the Chief Executive Officer, were based were the same as those discussed below with respect to all executive officers, except as otherwise described below with respect to SYSCO's senior vice presidents, operations.

Base Salaries

         We have established base salaries of our executive officers in the range of compensation payable to executive officers of United States industrial corporations without reference to specific SYSCO performance criteria. We reexamine this range of compensation from time to time through a survey of compensation practices by an independent compensation consultant across a broad cross-section of U.S. industrial corporations. The survey sample does not necessarily include those companies in the peer group included in the performance graphs on pages ___ and ___ due to the differing size, management responsibilities and organizational structures of those corporations relative to SYSCO. We last reviewed base salaries for all of the executive officers on November 5, 1998, and made adjustments in compensation which became effective January 1, 1999. At that time, Mr. Lindig's base salary was increased approximately 9.2%. It has been our consistent practice to maintain the Chief Executive Officer's base salary at or below the median of the range of base salaries payable to chief executive officers of the surveyed industrial corporations which have chief executive officers with job content and/or responsibilities comparable to those of SYSCO's Chief Executive Officer.

Annual Incentive Compensation

         SYSCO provides annual incentive compensation to all executive officers through the SYSCO Corporation 1995 Management Incentive Plan ("MIP"). The MIP is designed to offer opportunities for compensation which are tied directly to our performance. In addition, the MIP is designed to foster significant equity ownership in SYSCO by the executive officers and all other participants in the MIP.

         For executive officers, fiscal 1999 incentive bonuses were calculated under the MIP in two parts. The first part was based on the overall performance of SYSCO and was based upon the interplay between the percentage increase in earnings per share and the return on shareholders' equity. The MIP utilized a matrix based on these two factors to determine award levels, resulting in an award of 98% of base salary to each executive officer participating in this portion of the MIP, including Mr. Lindig, who was awarded $818,300.

         The second portion of the fiscal 1999 incentive bonus under the MIP for executive officers was based upon the number of SYSCO operating companies which achieve a target return on capital. This portion of the incentive bonus is paid only when the operating companies achieving the goals, in the aggregate, employ at least 50% of the total capital of all of SYSCO's operating companies, which was the case during fiscal 1999, resulting in an award of 62% of base salary to each executive officer participating in this portion of the MIP, including Mr. Lindig, who was awarded $513,525.

         For senior vice presidents, operations, a portion of their bonus was based upon the two-part calculation set forth above and a portion was based upon the aggregate financial results of those operating subsidiaries or divisions for which they are responsible, considered as one company. This portion is based upon the interplay between the aggregate percentage increase in pretax earnings of their supervised operations and the aggregate return on capital of their supervised operations, adjusted in certain instances for operating companies that are involved in SYSCO's facility expansion ("fold-out") program.

         In order to encourage significant equity ownership in SYSCO by its executive officers, the MIP provides that participants may elect to receive up to 40% of their annual incentive bonus in the form of SYSCO common stock, based on a per-share price equal to the closing price on the New York Stock Exchange of SYSCO common stock on the last day of the fiscal year for which the MIP bonus is calculated. If such election is made, the participant is awarded one additional share for each two shares received in accordance with the foregoing calculation.

         In addition, participants who elect to receive common stock are also entitled to receive an additional cash bonus equal to the product of :

o the value of such matching shares received by the participant (which is equal to the closing price of such shares on the last trading day of the fiscal year), and

o        the effective tax rate applicable to SYSCO.

         In fiscal 1999, Mr. Lindig elected to receive 40% of his bonus in SYSCO common stock. The stock portion of the bonus awarded Mr. Lindig under the MIP consisted of 25,986 shares valued at $799,070. He also received an additional cash bonus of $103,882.

         Finally, MIP participants may defer up to 40% of their annual incentive bonus (without considering any election to receive a portion of the bonus in stock) under the Executive Deferred Compensation Plan. For deferrals of up to 20% of the annual incentive bonus, the Executive Deferred Compensation Plan provides for SYSCO to make a payment equal to 50% of the amount deferred. This matching payment vests upon the earliest to occur of:

o        the tenth anniversary of the date the matching payment is made;
o        the participant's reaching age sixty;
o        the death or permanent disability of the participant; or
o        a change in control of SYSCO.

         In fiscal 1999, Mr. Lindig deferred 20% of his MIP bonus, and therefore received a matching payment equal to 50% of the amount deferred.

1991 Stock Option Plan

         During fiscal 1999, SYSCO granted options to purchase shares of its common stock to 890 key employees, including executive officers, under the 1991 Stock Option Plan. All fiscal 1999 grants to executive officers were made in September 1998.

         The Committee administers this plan. In general, it is the practice of the Committee to consider issuing options under this plan only when participants in the MIP are entitled to receive an annual incentive bonus. In other words, option grants generally are considered only in years when SYSCO achieves certain earnings per share and return on shareholders' equity targets. See "Annual Incentive Compensation" above. It is the current intention of the Committee to continue this practice, although it is not required by the terms of this plan.

         In addition to requiring that certain performance goals must be met before options are issued to any plan participant, it has been our consistent practice to impose rigorous performance goals which must be met before the options will vest and participants may exercise their options. In the case of corporate employees, these performance goals are based upon increases in our earnings per share and return on shareholders' equity. In effect, there have been two different sets of performance goals, one for the grant of the option and one for the exercise of the option. We currently anticipate continuing this practice.

         It also has been our practice to provide that options granted under this plan expire ten years after the date of grant, with a five year initial vesting period. The Committee currently anticipates continuing the practice of providing that options which have not vested during this five-year period will vest six (6) months before the end of the ten-year life provided the holder remains an active employee of SYSCO or one of its operating companies at that time. The Committee has not historically considered the current number of outstanding options held by an officer when making its grant decisions.

         During fiscal 1999, Mr. Lindig received one (1) grant of 16,000 options at an exercise price of $21.875 per share. These options contain vesting requirements which are identical to those discussed above.

Benefits

         Executives also participate in SYSCO's regular employee benefit programs, which include a pension plan, a retirement savings plan, group medical and dental coverage, group life insurance and other group benefit plans. In addition, executives are provided with a Supplemental Retirement Plan which is designed, generally, to provide annual payments equal to 50% of the participant's final average annual compensation, less all SYSCO and other retirement plan benefits and social security payments available to the participant upon retirement. Further details with respect to SYSCO's qualified pension plan are provided on pages ___ and ___.

         In February, the Committee approved SYSCO offering split dollar life insurance arrangements to certain key executive officers as an alternative to part or all of their accrued and future benefits in the Executive Deferred Compensation Plan and the Supplemental Retirement Plan. Any insurance purchased under the arrangements by SYSCO will not have a present value cost that is in excess of the net present value of the projected after tax cost of the waived deferred compensation and supplemental retirement benefits. In September 1999, the Committee designated Messrs. Lindig and Cotros as participants under the split dollar life insurance plan. In approving these insurance arrangements, the Committee considered that SYSCO would experience a positive impact on its earnings with these arrangements in place, as compared to the earnings impact of Messrs. Lindig's and Cotros's current participation in the Executive Deferred Compensation and Supplemental Retirement Plans.

Income Deduction Limitations

         Section 162(m) of the Internal Revenue Code generally sets a limit of $1 million on the amount of compensation (other than certain types of compensation, including "performance-related" compensation that complies with the requirements of Section 162(m)) that SYSCO can deduct for federal income tax purposes in any given year with respect to the compensation of each of the executive officers named in the Summary Compensation Table with respect to such year. The Board and the Committee have determined, after reviewing the effect of
Section 162(m), that our policy will be to structure the performance-based compensation arrangements for such named executive officers, to the extent feasible and taking into account all relevant considerations, so as to satisfy
Section 162(m)'s conditions for deductibility.

                                    COMPENSATION AND STOCK OPTION COMMITTEE
                                    Richard G. Merrill, Chairman
                                    John W. Anderson
                                    Gordon M. Bethune
                                    Colin G. Campbell
                                    Judith B. Craven
                                    Frank H. Richardson
                                    Phyllis S. Sewell

         The following tables set forth information with respect to the Chief Executive Officer and the other four most highly compensated executive officers of SYSCO and its subsidiaries employed at the end of fiscal 1999 whose total annual salary and bonus exceeded $100,000 for the fiscal year ended July 3, 1999:


                           SUMMARY COMPENSATION TABLE

                                                                                             Long-Term
                                                Annual Compensation                      Compensation  (5)
                                         ----------------------------------------  ---------------------------
                                                                         Other       Restricted    Securities
                                                                        Annual          Stock      Underlying     All Other
                                Fiscal                    Bonus      Compensation      Awards        Options    Compensation
  Name and Principal Position    Year    Salary ($)     (1)(2)($)       (3)($)         (4)($)          (#)         (6)($)
  ---------------------------   ------   ----------- -------------  -------------  ------------- ------------- ----------

  Bill M. Lindig................1999      $800,000      $903,002         --           $799,070      16,000        $149,329
  Chairman and Chief Executive  1998       727,500       694,499         --            614,601      19,000         118,580
    Officer and Director        1997       660,000       561,385         --            496,799      20,000          97,542

  Charles H. Cotros.............1999      $622,500      $702,925         --           $622,042      16,000        $119,821
    President and Chief         1998       565,000       540,166         --            478,023      19,000          95,817
    Operating Officer           1997       510,000       435,306         --            385,170      20,000          76,548
    and Director

  John F. Woodhouse.............1999      $612,500      $594,778         --           $526,348      16,000        $124,265
    Senior Chairman and         1998       645,000       612,805         --            542,283      19,000         126,923
    Director                    1997       615,000       500,385         --            442,779      20,000         107,820

  Richard J. Schnieders.........1999      $350,000      $432,588         --           $382,776      16,000        $ 70,136
    Executive Vice President,   1998       287,500       272,372         --            241,001      15,000          44,703
     Foodservice Operations     1997       240,625       223,753         --            197,987      16,000          36,045
     and Director

  Thomas E. Lankford............1999      $325,000      $359,533                      $318,140      13,000        $ 59,074
    Executive Vice President,   1998       287,500       321,702          --           235,161      15,000          44,811
      Merchandising and         1997       257,500       186,097          --           164,650      16,000          31,712
      Multi-Unit Sales


----------

(1)      Includes  amounts  deferred under the Executive  Deferred  Compensation
         Plan.

(2) Does not include that portion of a participant's bonus which the participant elected to receive in the form of restricted common stock. See "Restricted Stock Awards" column.

(3) Does not include perquisites and other personal benefits if they do not in the aggregate exceed the lesser of $50,000 or 10% of each individual's annual salary and bonus as reported.

(4) The amount presented is determined by multiplying the number of shares earned by the closing price of our common stock on the New York Stock Exchange on July 2, 1999, the date as of which the shares were earned, without taking into consideration the following restrictions on the shares. The shares are not transferable by the recipient for two years following receipt and are subject to certain repurchase rights on the part of SYSCO in the event of termination of employment other than by normal retirement or disability. The recipient receives dividends on the shares during the restricted two-year period.

         During fiscal 1999, the number of restricted shares earned by the named individuals was as follows:

o Mr. Lindig -- 25,986 shares;
o Mr. Cotros -- 20,229 shares;
o Mr. Woodhouse -- 17,117 shares;
o Mr.  Schnieders -- 12,488 shares;  and
o Mr. Lankford -- 10,346 shares.

         At the end of fiscal 1999, the aggregate number and dollar amount (computed using the closing price of our common stock on July 2, 1999 as described above) of restricted shares earned by the named individuals were as follows:

o Mr.  Lindig -- 50,088 shares at  $1,540,206;
o Mr. Cotros -- 38,975 shares at $1,198,481;
o Mr. Woodhouse -- 38,383 shares at $1,180,227;
o Mr. Schnieders -- 21,899 shares at $673,394; and
o Mr. Lankford -- 19,568 shares at $601,716.

(5) The column on Long Term Incentive Plan Payouts is not included in the table since no compensation required to be reported under that column was paid to the named individuals during the periods covered by the table nor do we have any compensation plans that provide for the payment of this type of compensation.

(6) The amounts shown include a SYSCO match equal to 50% of the first 20% of the annual incentive bonus which each individual elected to defer under our Executive Deferred Compensation Plan and the amount we paid for term life insurance coverage for each individual, as follows:


                                         1999                             1998                                1997
                           -------------------------------  ----------------------------------  ------------------
                                       Deferred    Term                 Deferred       Term                Deferred     Term
  Name                        Total      Match   Insurance     Total      Match      Insurance     Total     Match    Insurance
  ----                     ---------  ---------  ---------  ---------  ---------     ---------  ---------  --------   ---------

  Bill M. Lindig.........  $149,329   $133,183   $16,146    $ 118,580  $ 102,434     $ 16,146   $  97,542   $82,800   $ 14,742
  Charles H. Cotros......   119,821    103,675    16,146       95,817     79,671       16,146      76,548    64,200     12,348
  John F. Woodhouse......   124,265     87,725    36,540      126,923     90,383       36,540     107,820    73,800     34,020
  Richard J. Schnieders..    70,136     63,800     6,336       44,703     40,170        4,533      36,045    33,000      3,045
  Thomas E. Lankford.....    59,074     53,026     6,048       44,811     39,195        5,616      31,712    27,445      4,267



         The following table provides information regarding the grants of stock options during the last fiscal year to the individuals named in the Summary Compensation Table. We have never granted any stock appreciation rights to executive officers under the 1991 Stock Option Plan.


                                                       OPTION GRANTS IN LAST FISCAL YEAR



                                   Number of        Percentage
                                  Securities     of Total Options
                                  Underlying        Granted to         Exercise or                      Grant Date
                                Options Granted    Employees in        Base Price       Expiration       Present
     Name                            (#)(1)         Fiscal 1999         ($/Share)          Date         Value ($)(2)
     ----                            ------         -----------      ----------------      ----         ------------

     Bill M. Lindig.....            16,000             1.03%              $21.875       09/02/2008      $128,000
     Charles H. Cotros..            16,000             1.03%              $21.875       08/02/2008      $128,000
     John F. Woodhouse..            16,000             1.03%              $21.875       09/02/2008      $128,000
     Richard J. Schnieders          16,000             1.03%              $21.875       09/02/2008      $128,000
     Thomas E. Lankford             13,000             .84%               $21.875       09/02/2008      $104,000
----------

(1) The options do not vest and become exercisable unless we attain certain levels of increases in earnings per share and return on shareholders' equity. If these increases are not attained within five years of the date of grant, the options will not vest until six months before the expiration of the ten-year life of the grant, and only if the recipient is still an active employee at that time.

(2) We determined the hypothetical grant value for the options of $8.00 per share using a modified Black-Scholes pricing model. In applying the model, we assumed a volatility of 23%, a 5.4% risk-free rate of return, a dividend yield at the date of grant of 1.65%, and a 10-year option term. We did not assume any option exercises or risk of forfeiture during the 10-year term. If used, such assumptions could have reduced the reported grant date value. The actual value, if any, an executive may realize upon exercise of options will depend on the excess of the stock price over the exercise price on the date the option is exercised. Consequently, there is no assurance that the value realized will be at or near the value estimated by the modified Black-Scholes model.

         The following table provides information with respect to aggregate option exercises in the last fiscal year and fiscal year-end option values for the executive officers named in the Summary Compensation Table.

                           AGGREGATED OPTION EXERCISES
                             IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES


                                                                   Number of
                                                             Securities Underlying              Value of Unexercised
                                                            Unexercised Options at             In-the-Money Options at
                              Shares       Value              July 3, 1999 (#)(2)                July 3, 1999 (2)(3)
                            Acquired on   Realized      ------------------------------     -------------------------
   Name                     Exercise (#)   ($)(1)         Exercisable      Unexercisable     Exercisable     Unexercisable
   ----                     ----------------------      --------------    -------------------------------    -------------

   Bill M. Lindig............    7,400      73,075          20,000           75,000         $360,000         $ 1,017,500
   Charles H. Cotros.........   10,040      99,538          20,000           75,000          360,000           1,017,500
   John F. Woodhouse.........   14,066     170,704          13,334           75,000          240,012           1,017,500
   Richard J. Schnieders....    12,680     149,050          16,000           63,000          288,000             839,750
   Thomas E. Lankford........    8,400     139,650          27,320           60,000          480,262             813,125

----------

(1) Computed based on the difference between the closing price of the common stock on the day of exercise and the exercise price.

(2)      Based on option vesting status as of September 10, 1999.

(3) Computed based on the difference between the closing price on July 2, 1999 and the exercise price.

Retirement Plan

         We have a defined benefit retirement plan which was amended and restated effective July 2, 1989 and further amended effective January 1, 1998. The Retirement Plan provides for an annual benefit payable monthly for five years certain and life thereafter, equal to:

o the normal retirement benefit which accrued under the prior plan as of July 2, 1989, plus

o an amount equal to 1 1/2% of the participant's aggregate career compensation earned on and after July 2, 1989.

         In the event of a participant's death before his or her normal retirement age (age 65) or the commencement of a benefit, if earlier, and if the participant has five or more years of credited service, a death benefit is payable in an amount equal to the value of the pension accrued by the deceased participant prior to his or her death or earlier termination of employment.

         Under current law and regulations, the maximum annual retirement benefit that may be payable in 1999 under the five years certain and life thereafter form of payment to an individual retiring at age 65 is $128,388.

         Without regard to this maximum limitation, the named executive officers have accrued the following benefits and credited benefit service as of July 3, 1999:

o Mr. Lindig -- $75,739 and 15 years;
o Mr. Cotros -- $85,321 and 23 years;
o Mr. Woodhouse  -- $180,059  and 30 years;
o Mr. Schnieders  -- $35,401 and 16 years; and
o Mr. Lankford -- $37,989 and 18 years.

         The named executive officers also have anticipated future service to age 65 as follows (except for Mr. Woodhouse who is currently 68):

o Mr. Lindig -- 3 years;
o Mr. Cotros -- 3 years;
o Mr.  Schnieders -- 14 years; and
o Mr. Lankford -- 13 years.

         In addition to benefits accrued to date, each named executive officer will accrue benefits in the future in accordance with the table below:


                                               PENSION PLAN TABLE (1)(2)

           Career Average
       Compensation Earned On                      Years of Credited Service
                                  ------------------------------------------
     And After July 3, 1999 (3)      10       15        20        25        30      35
     --------------------------   -------  --------  --------  --------  --------  -----

     $ 50,000..................    7,500    11,250    15,000    18,750    22,500     26,250
      100,000..................   15,000    22,500    30,000    37,500    45,000     52,500
      150,000..................   22,500    33,750    45,000    56,250    67,500     78,750
      200,000..................   30,000    45,000    60,000    75,000    90,000    105,000

----------

(1) Assumes the annual benefit is payable for five years certain and life thereafter and that retirement age is 65. Pension plan benefits are not subject to deduction by social security or any other offsets.

(2) Current law and regulations limit retirement benefits in 1999 to $128,388 if they are payable for five years certain and life thereafter (assuming Retirement Plan and Social Security retirement age of 65). This limitation applies to total retirement benefits under the Retirement Plan as determined by adding benefits accrued with respect to periods of employment with SYSCO both before and after July 3, 1999. The Pension Plan Table does not reflect this limitation.

(3) Compensation for benefit calculation purposes is limited by law to $160,000 for 1999 and later years subject to future cost-of-living adjustments. Pay limitations are not taken into account in the Pension Plan Table.

         To the extent included in W-2 income, we use all amounts shown in the Summary Compensation Table, other than deferred bonus, term life insurance payments and the SYSCO match under the Executive Deferred Compensation Plan to compute career average compensation subject to the pay limitations noted in footnote (3).

                               PERFORMANCE GRAPHS

         The following two performance graphs compare the performance of SYSCO's common stock to the S&P 500 Index and to a peer group for SYSCO's last five and ten fiscal years, respectively. The ten-year graph is intended to provide you with a longer-term view of SYSCO's performance. The peer group is comprised of :

o        Fleming Companies, Inc.;
o        Nash Finch Company;
o        Richfood Holdings, Inc.;
o        Supervalu, Inc.; and
o        U.S. Foodservice.

     These distributors of grocery or foodservice products were selected since they comprise a broad group of publicly held corporations with food distribution operations similar in some respects to our operations. U.S. Foodservice, through its predecessors JP Foodservice, Inc. and Rykoff-Sexton, Inc., is the only other publicly held foodservice distributor that was in existence throughout both the five and ten-year periods, although, unlike SYSCO, it also manufactured certain food products during these periods. Each other member of the peer group is in the business of distributing grocery products to retail supermarkets and was in existence throughout these periods. Although we have previously included Super Food Services, Inc. in our peer group, we have chosen to delete it due to its acquisition by Nash Finch Company. We also did not include Performance Food Group Company, a publicly-traded food service distributor, due to the lack of available historical financial data for the ten-year graph. We consider this to be a more representative peer group than the "S&P Distributors (Food & Health)" index maintained by Standard & Poor's Corporation and consisting of SYSCO, Supervalu, Inc., Cardinal Health, Inc. and McKesson HBOC, Inc., which includes two healthcare service distributors.

         The returns of each member of the peer group are weighted according to each member's stock market capitalization as of the beginning of each period measured. The graphs assume that the value of the investment in our common stock, the S&P 500 Index and the peer group was $100 the last trading day of June, 1994 and 1989, and that all dividends were reinvested. Performance data for SYSCO, the S&P 500 Index and for each member of the peer group is provided as of the last trading day in June each year.


                 Comparison of Five-Year Cumulative Total Return

                                 [Insert Graph]




           Value of $100 invested on the last trading day of June 1994

                    Measurement Period
                   (Fiscal Year Covered)     SYSCO   S&P 500   Peer Group
                   ---------------------     -----  --------   ----------
                          1994              100.00    100.00     100.00
                          1995             128.85    126.07      104.05
                          1996             151.89    158.85      109.44
                          1997             164.66    213.97      129.10
                          1998             235.58    278.50      141.68
                          1999             278.11    341.52      152.57

                 Total return assumes reinvestment of dividends

                 Comparison of Ten-Year Cumulative Total Return

                                 [Insert Graph]








           Value of $100 invested on the last trading day of June 1989

               Measurement Period
              (Fiscal Year Covered)    SYSCO   S&P 500   Peer Group
              ---------------------    -----   -------   ----------
                      1989            100.00    100.00     100.00
                      1990            145.60    116.49      101.88
                      1991            175.49    125.11      107.29
                      1992            205.94    141.89        97.76
                      1993            214.59    161.23      125.07
                      1994            205.00    163.50      114.16
                      1995            264.14    206.12      118.78
                      1996            311.37    259.72      124.93
                      1997            337.55    349.84      147.38
                      1998            482.94    455.35      161.74
                      1999            570.11    558.40      174.18

                 Total return assumes reinvestment of dividends



             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules issued thereunder, our executive officers and directors and any persons holding more than ten percent (10%) of our common stock are required to file with the Securities and Exchange Commission and the New York Stock Exchange reports of initial ownership of our common stock and any changes in ownership of such common stock. Specific due dates have been established and we are required to disclose in our Annual Report on Form 10-K and proxy statement any failure to file the reports by these dates. Copies of these reports are required to be furnished to us. Based solely on our review of the copies of the reports furnished to us, or written representations that no reports were required, we believe that, during fiscal 1999, all of our executive officers (including the named executive officers), directors and persons owning more than 10% of its common stock complied with the Section 16(a) requirements except that Mr. Gregory Marshall filed a late Form 5 reporting one late transaction.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Anderson, Bethune, Campbell, Merrill and Richardson, Dr. Craven and Ms. Sewell were the only members of our Board to serve on the Compensation and Stock Option Committee during fiscal 1999 and were not, during fiscal 1999 or before that, officers or employees of SYSCO or any of our subsidiaries.


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         Arthur Andersen LLP served as the independent public accountants providing auditing, financial and tax services for fiscal year 1999 and will provide such services during the current fiscal year 2000. Approval or selection of the independent certified public accountants is not submitted to the annual meeting of Stockholders. The Board has historically selected the independent certified public accountants with the advice of the Audit Committee, and the

Board  believes it would be to the detriment of SYSCO and its  stockholders  for there to be any impediment (such as selection or ratification by the stockholders) to exercising judgment to select the independent certified public accountants or to remove them if, in its opinion, such removal is in the best interest of SYSCO and the stockholders.

         We expect that representatives of Arthur Andersen LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and that they will be available to respond to appropriate questions.

                              STOCKHOLDER PROPOSALS

Presenting Business

         If you want to present a proposal under Rule 14a-8 of the Securities Exchange Act of 1934 at our 2000 annual meeting of Stockholders, send the proposal in time for us to receive it by May 28, 2000. If the date of our 2000 annual meeting is subsequently changed by more than 30 days from the date of this year's annual meeting, we will inform you of the change and the date by which we must receive proposals. If you want to present business at our 2000 annual meeting outside of the shareholder proposal rules of Rule 14a-8 of the Exchange Act, the Secretary must receive notice of your proposal by August 8, 2000, but not before June 29, 2000 and you must be a stockholder of record on the date notice to stockholders is mailed and on the record date for stockholders entitled to notice of the meeting and to vote.

Nominating Directors for Election

         The Nominating Committee will consider any director nominees you recommend in writing for the 2000 annual meeting if the Secretary receives notice by August 8, 2000, but not before June 29, 2000 and you are a stockholder of record on the date notice to stockholders is mailed and on the record date for stockholders entitled to notice of the meeting and to vote.

         In addition, your notice must provide the following for each person you are nominating for election as a director:

o        the name, age, business address and residence address of the person;

o the principal occupation or employment of the person; o the class or series and number of shares of SYSCO capital stock which the person owns beneficially or of record; and

o any other information relating to the person that must be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors under Section 14 of the Securities Exchange Act of 1934 and its rules and regulations.

         In addition, your notice must provide the following information relating to yourself:

o        your name and record address;

o the class or series and number of shares of capital stock of SYSCO that you own beneficially or of record;

o a description of all arrangements or understandings between you and each proposed nominee and any other person or persons, including their names, pursuant to which the nomination(s) are to be made;

o a representation that you intend to appear in person or by proxy at the meeting to nominate the persons named in your notice; and

o any other information about yourself that must be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors under Section 14 of the Securities Exchange Act of 1934 and its rules and regulations.

         The notice must include a written consent by each proposed nominee to being named as a nominee and to serve as a director if elected. No person will be eligible for election as a director of SYSCO unless nominated in accordance with the procedures set forth above.

Change in Annual Meeting Date

         If the date of next year's annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the date of this year's annual meeting, we will inform you of the change and we must receive your director nominee notices by the latest of 90 days before the annual meeting, 10 days after we mail the notice of the changed date of the annual meeting or 10 days after we publicly disclose the changed date of the annual meeting.

847948v13

                                      ANNEX


                                      PROXY

                                SYSCO CORPORATION

          Proxy For The Annual Meeting Of Stockholders November 5, 1999

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned hereby constitutes and appoints Bill M. Lindig and Charles H. Cotros, and each of them jointly and severally, proxies, with full power of substitution to vote all shares of common stock which the undersigned is entitled to vote at the annual meeting of Stockholders of SYSCO Corporation to be held on November 5, 1999 at 10:00 a.m., at the Omni Houston Hotel, Four Riverway, Houston, Texas 77056-1999, or any adjournment thereof.

         The undersigned acknowledges the receipt of Notice of the annual meeting and proxy statement, each dated September __, 1999, grants authority to any of said proxies, or their substitutes, to act in the absence of others, with all the powers which the undersigned would possess if personally present at such meeting, and hereby ratifies and confirms all that said proxies, or their substitutes, may lawfully do in the undersigned's name, place and stead. The undersigned instructs said proxies, or any of them, to vote as set forth on the reverse side.


 SEE REVERSE SIDE  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) SEE REVERSE SIDE

847948v9

SYSCO CORPORATION

1390 ENCLAVE PARKWAY
HOUSTON, TX 77077


Vote by Telephone                                 Vote by Internet
It's fast, convenient,  and immediate!            It's fast, convenient,
Call Toll-Free on a Touch-Tone Phone              and your vote is
1-877-PRX-VOTE (1-877-779-8683).                  immediately confirmed and
                                                  posted.


Follow these four easy steps:                                    Follow these four easy steps:

1.  Read the accompanying Proxy Statement                        1.  Read the accompanying Proxy Statement
    and Proxy Card.                                                  and Proxy Card.
2.  Call  the   toll-free   number                               2.  Go  to  the   Website   1-877-PRX-VOTE
    (1-877-779-8683). For stockholders                               http://www.eproxyvote.com/syy
    residing  outside the United States call collect on
    a touch-tone phone 1-201-536-8073
3.  Enter your  14-digit  Voter  Control  Number                 3. Enter your  14-digit  Voter Control Number
    located on your Proxy Card above your name.                     located on your Proxy Card above your name.
4.  Follow the recorded instructions.                            4. Follow the instructions provided.

Your vote is important!                                          Your vote is important!
Call 1-877-PRX-VOTE anytime!.                                    Go to http://www.eproxyvote.com/syy
                                                                 anytime!

               Do not return your Proxy Card if you are voting by
       Telephone or Internet. Proxies voted by Telephone or Internet must be received by 5:00 P.M. EST - November 4, 1999

         Please Mark
[X]      Votes As In
         This Example

     The Board of Directors recommends a vote "FOR" the following Proposals:

                                                                                                       FOR      AGAINST     ABSTAIN
1.  To elect five directors of SYSCO                         2.   Approval of SYSCO's proposal to     [  ]      [   ]          [  ]
    NOMINEES: (01) John W. Anderson,                              increase the number of authorized
    (02) Judith B. Craven, (03) Bill M. Lindig,                   shares to one billion (1,000,000,000) shares.
    (04) Richard G. Merrill and
    (05) Phyllis S. Sewell

         FOR [  ]          WITHHELD [  ]
         ALL               FROM ALL
         NOMINEES          NOMINEES

         [  ]------------------------------------
         For all nominees except as noted above.

All proxies signed and returned will be voted or not voted in accordance with your instructions, but those with no choice will be voted "FOR" each of the nominees for director named, "FOR" the proposal to increase the number of authorized shares and in the discretion of the proxy holder on any other matter that may properly come before the meeting and any adjournment or postponement of the annual meeting.

                                              MARK HERE FOR ADDRESS         [  ]
                                              CHANGE AND NOTE AT LEFT

Please sign, date and return promptly. No postage required if this proxy is returned in the enclosed envelope and mailed in the United States.

Please sign as name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If signer is a corporation, please sign with the full corporation name by authorized officer or officers.

Signature:___________________________   Date:_______________________________

Signature:___________________________   Date:_______________________________

880588v1